Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey - VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO REPORTS FOURTH QUARTER AND FISCAL 2025 RESULTS

- Q4 Sales increase 29% to $353 Million

- Q4 Entered Orders increase 30% to $321 Million

- Q4 GAAP EPS from Continuing Operations increases 14% to $1.73 -

- Q4 Adjusted EPS from Continuing Operations increases 30% to $2.32 -

- FY 2025 Sales increase 19% to $1.1 Billion -

- FY 2025 Entered Orders increase 57% to $1.6 Billion -

- FY 2025 GAAP EPS from Continuing Operations increases 13% to $4.49 -

- FY 2025 Adjusted EPS from Continuing Operations increases 26% to $6.03 -

ST. LOUIS, November 20, 2025 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the fourth quarter and fiscal year ended September 30, 2025 (Q4 2025 and FY 2025, respectively). During Q4 2025, the Company completed the sale of VACCO Industries. The VACCO operating results are presented as Discontinued Operations in the attached tables and are excluded from the following discussion of the Company’s results from Continuing Operations for the comparable periods.

Operating Highlights

•	Q4 2025 Sales increased $79 million (28.9 percent) to $353 million compared to $274 million in Q4 2024. Q4 organic sales increased $21 million (7.7 percent) and the Maritime acquisition contributed $58 million (21.2 percent) of revenue growth in the quarter.

•	FY 2025 Sales increased $176 million (19.2 percent) to $1.1 billion compared to $919 million in FY 2024. Organic sales increased $81 million (8.8 percent) and the Maritime acquisition added $95 million (10.4 percent) of revenue growth for the full year.

•	Q4 2025 GAAP EPS from Continuing Operations increased 13.8 percent to $1.73 per share compared to $1.52 per share in Q4 2024. Q4 2025 Adjusted EPS from Continuing Operations increased 29.6 percent to $2.32 per share compared to $1.79 per share in Q4 2024.

•	FY 2025 GAAP EPS from Continuing Operations increased 13.1 percent to $4.49 per share compared to $3.97 per share in FY 2024. FY 2025 Adjusted EPS from Continuing Operations increased 26.4 percent to $6.03 per share compared to $4.77 per share in FY 2024.

•	Q4 2025 Entered Orders increased $73 million (29.7 percent) to $321 million (book-to-bill of 0.91x).

•	FY 2025 Entered Orders increased $565 million (56.5 percent) to $1.6 billion (book-to-bill of 1.43x), resulting in record year-end backlog of $1.1 billion. Excluding $364 million of acquired backlog at Maritime, FY 2025 orders increased $201 million (20.1 percent) over the prior year.

•	Net Cash provided by Operating Activities from Continuing Operations was $112 million in Q4 2025 and $200 million for FY 2025 (an increase of $79 million compared to FY 2024).

Bryan Sayler, Chief Executive Officer and President, commented, “We finished the year strong with another great quarter highlighted by 29 percent sales growth, 100 basis points of Adjusted EBIT margin improvement, and a 30 percent increase in Adjusted EPS from Continuing Operations.

“For the year, strong end-market demand, disciplined execution, and the acquisition of Maritime drove record sales, orders, backlog and Adjusted EPS. These results underscore the strength of our strategic positioning and our ability to create sustainable value in attractive markets.

“It was a truly historic year for ESCO as we continued to build on our solid foundation, delivering value across the enterprise while enhancing our portfolio by completing two consequential transactions. These accomplishments were the result of a lot of hard work and I would like to extend my appreciation to our entire team for their energy, focus, and dedication. Our collective efforts helped drive significant improvement in operating performance while taking a meaningful step forward in the evolution of the company.”

Segment Performance

Aerospace & Defense (A&D)

•	Q4 2025 sales increased $71 million (71.6 percent) to $170 million from $99 million in Q4 2024. Organic sales increased $13 million (13.1 percent) and Maritime added $58 million (58.5 percent) of revenue growth in the quarter. FY 2025 sales increased $137 million (40.4 percent) to $478 million from $341 million in FY 2024. Organic sales increased $42 million (12.5 percent) and Maritime added $95 million (27.9 percent) of revenue growth for the year. Sales growth in both the quarter and the year was driven by strength in Navy and commercial aerospace.

•	Q4 2025 EBIT increased $17.0 million to $46.9 million from $29.9 million in Q4 2024. Adjusted EBIT increased $18.8 million in Q4 2025 to $48.7 million (28.6 percent margin) from $29.9 million (30.1 percent margin) in Q4 2024. The 63 percent increase in Adjusted EBIT was driven by the Maritime acquisition as well as leverage on higher volume, price increases, and mix. FY 2025 EBIT increased $39.3 million to $125.1 million from $85.8 million in FY 2024. FY 2025 Adjusted EBIT increased $43.7 million to $129.7 million (27.1 percent margin) from $86.0 million (25.2 percent margin) in FY 2024. Leverage on higher volume, price increases, mix, and the impact of Maritime more than offset inflationary pressures for the year.

•	Q4 2025 entered orders increased $53 million (60.1 percent) to $141.9 million (book-to-bill of 0.83). Q4 orders growth was driven by strong commercial and defense aerospace orders at PTI and $43 million of Maritime orders. FY 2025 entered orders increased $465 million (108 percent) to $896 million (book-to-bill of 1.87) resulting in record year-end backlog of $803 million. FY 2025 included $364 million of acquired backlog at Maritime. Without this impact, A&D orders increased $101 million (23 percent) primarily driven by higher Navy orders at Globe and the addition of Maritime.

Utility Solutions Group (USG)

•	Q4 2025 sales increased $2 million (1.6 percent) to $110 million from $108 million in Q4 2024. Doble sales increased by $6 million (6.8 percent) and NRG sales decreased by $4 million (19.7 percent). FY 2025 sales increased $11 million (3.0 percent) to $380 million from $369 million in FY 2024. Doble sales increased $18 million (6.0 percent) and NRG sales decreased $7 million (9.6 percent) for the year. Sales growth in both the quarter and the year was driven by higher offline test equipment, protection testing, and services, partially offset by lower condition monitoring sales at Doble and lower renewables revenue at NRG.

•	Q4 2025 EBIT increased $3.3 million to $31.9 million from $28.6 million in Q4 2024. Adjusted EBIT increased $3.4 million in Q4 2025 to $32.0 million (29.1 percent margin) from $28.6 million (26.4 percent margin) in Q4 2024. FY 2025 EBIT increased $8.8 million to $94.7 million from $85.9 million in FY 2024. FY 2025 Adjusted EBIT increased $9.1 million to $95.2 million (25.0 percent margin) from $86.1 million (23.3 percent margin) in FY 2024. Adjusted EBIT increases for the quarter and year were largely driven by price increases and mix, partially offset by inflationary pressures.

•	Q4 2025 entered orders increased $17 million (16.8 percent) to $116 million (book-to-bill of 1.05). Record quarterly orders at Doble increased $21 million (25.7 percent) to $101 million and NRG orders decreased $4 million (21.2 percent) to $15 million compared to Q4 2024. FY 2025 entered orders increased $48 million (13.5 percent) to $404 million (book-to-bill of 1.06) resulting in year-end backlog of $143 million. For the year, Doble orders increased $47 million (16.2 percent) related to increased electric utility spending to maintain and expand the grid. NRG orders increased $1 million (1.4 percent) as renewables project developers focused on completing current projects as tax credits sunset under new U.S. tax legislation approved during the year.

RF Test & Measurement (Test)

•	Q4 2025 sales increased $6 million (9.6 percent) to $72 million from $66 million in Q4 2024. FY 2025 sales increased $27 million (13.2 percent) to $237 million from $210 million in FY 2024. Sales growth in both the quarter and the year was largely driven by higher Test & Measurement (EMC) and industrial shielding sales, partially offset by lower wireless sales.

•	Q4 2025 EBIT and Adjusted EBIT both increased $0.6 million to $12.6 million (17.5 percent margin) from $12.0 million (18.3 percent margin) in Q4 2024. The Adjusted EBIT margin was lower than the record margin of 18.3 percent in Q4 2024 as leverage on higher volume and price increases were offset by inflationary pressures. FY 2025 EBIT increased $5.5 million to $34.1 million from $28.6 million in FY 2024. FY 2025 Adjusted EBIT also increased $5.5 million to $34.6 million (14.6 percent margin) from $29.1 million (13.9 percent margin) in FY 2024. Leverage on higher volume and price increases in FY 2025 were partially offset by inflationary pressures and unfavorable mix.

•	Q4 2025 entered orders increased $3.4 million (5.8 percent) to $63 million. Higher Test orders were highlighted by a $5.5 million defense project booked in the quarter. FY 2025 entered orders increased $53 million (24.6 percent) to a record $266 million (book-to-bill of 1.12) resulting in year-end backlog of $187 million. With the exception of the wireless market, Test experienced a broad rebound in orders across other served markets in FY 2025.

Discontinued Operations - VACCO Industries Divestiture

As previously announced, the Company closed the divestiture of VACCO Industries on July 18, 2025. During the fourth quarter, the Company recognized an after-tax gain of $173 million related to the sale and $1.1 million in earnings related to discontinued operations. An accrued tax expense of $59 million was recorded in the quarter, with the anticipation of making the tax payment related to the gain on the sale in the first half of FY 2026.

Business Outlook – FY 2026

Management expects double-digit sales, Adjusted EBIT, Adjusted EBITDA, and Adjusted EPS growth in FY 2026.

Expectations for growth in FY 2026 compared to FY 2025:

•	Net sales are expected to grow 16 to 20 percent to a range of $1.27 to $1.31 billion on a consolidated basis, with A&D growing 33 to 38 percent (6 to 8 percent organic growth plus Maritime revenue of $230 to $245 million), USG growing 4 to 6 percent, and Test growing 3 to 5 percent.

•	Adjusted EBIT is expected to increase approximately 21 to 25 percent with Adjusted EBIT margins increasing to 20.9 to 21.5 percent of sales.

•	Adjusted EBITDA is expected to increase approximately 20 to 24 percent with Adjusted EBITDA margins increasing to 23.8 to 24.6 percent of sales.

•	The effective income tax rate is expected to be in the range of 23.7 to 24.1 percent in 2026.

•	FY 2026 Adjusted EPS is expected to increase 24 to 29 percent to a range of $7.50 to $7.80 per share.

•	Q1 2026 Adjusted EPS is expected to increase 32 to 42 percent compared to the prior year first quarter and be in the range of $1.25 - $1.35 per share.

•	Consistent with prior years, revenues and Adjusted EPS are expected to grow sequentially throughout the year.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on January 16, 2026 to stockholders of record on January 2, 2026.

2026 Annual Meeting

The 2026 Annual Meeting of the Company’s shareholders will be held on January 30, 2026.

Conference Call

The Company will host a conference call today, November 20, at 4:00 p.m. Central Time, to discuss the Company’s Q4 2025 results. A live audio webcast and an accompanying slide presentation will be available in the Investor Center of ESCO’s website. Participants may also access the webcast using this registration link. For those unable to participate, a webcast replay will be available after the call in the Investor Center of ESCO’s website.

Forward-Looking Statements

Statements in this press release regarding Management’s intentions, expectations and guidance for fiscal 2026, including restructuring and cost reduction actions, sales, orders, revenues, margin, earnings, Adjusted EPS, acquisition related amortization, and any other statements which are not strictly historical, are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and the following: the impacts of climate change and related regulation of greenhouse gases; the impacts of labor disputes, civil disorder, wars, elections, political changes, tariffs and trade disputes, terrorist activities, cyberattacks or natural disasters on the Company’s operations and those of the Company’s customers and suppliers; disruptions in manufacturing or delivery arrangements due to shortages or unavailability of materials or components or supply chain disruptions; inability to access work sites; the timing and content of future contract awards or customer orders; the timely appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties or data breaches; the availability of acquisitions; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; material changes in the costs and availability of certain raw materials; material changes in the cost of credit; changes in laws and regulations including but not limited to changes in accounting standards and taxation; changes in interest, inflation and employment rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration and performance of acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financial Measures, and “Adjusted EPS” as GAAP earnings per share excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation, and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

About ESCO

ESCO Technologies is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products, advanced composites, as well as signature and power management solutions for aviation, Navy, and industrial customers. ESCO is an industry leader in designing and manufacturing RF test and measurement products and systems; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit ESCO’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30, 2025		Three Months Ended September 30, 2024
Net Sales	$352,674		273,506
Cost and Expenses:
Cost of sales	203,235		152,129
Selling, general and administrative expenses	63,333		55,596
Amortization of intangible assets	20,582		8,219
Interest expense	5,129		6,019
Other (income) expenses, net	828		960
Total costs and expenses	293,107		222,923

Earnings before income taxes	59,567		50,583
Income tax expense	14,713		11,285

Net earnings from continuing operations	44,854		39,298

Earnings (loss) from discontinued operations, net of tax expense (benefit) of $458 and $(1,506)	1,156		(5,035)
Gain on sale of discontinued operations, net of tax expense of $54,000	172,642		-
Net earnings from discontinued operations	173,798		(5,035)

Net earnings	$218,652		34,263

Diluted - GAAP
Continuing operations	$1.73		1.52
Discontinued operations	6.70		(0.19)
Net earnings	$8.43		1.33

Diluted - As Adjusted Basis
Continuing Operations	$2.32	(1)	1.79 (2)

Diluted average common shares O/S:	25,928		25,854

(1)	Q4 2025 Adjusted EPS from continuing operations excludes $0.59 per share of after-tax charges consisting of: $0.05 of Maritime inventory step-up charges, $0.01 of restructuring charges (primarily severance) within the USG segment, and $0.53 of acquisition related amortization.

(2)	Q4 2024 Adjusted EPS from continuing operations excludes $0.27 per share of after-tax charges consisting of: $0.09 of debt financing and $0.03 of acquisition costs at Corporate, and $0.15 of acquisition related amortization.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Year Ended September 30, 2025		Year Ended September 30, 2024
Net Sales	$1,095,388		919,127
Cost and Expenses:
Cost of sales	634,303		530,555
Selling, general and administrative expenses	234,638		208,203
Amortization of intangible assets	53,317		32,804
Interest expense	17,502		15,247
Other expenses (income), net	2,775		1,365
Total costs and expenses	942,535		788,174

Earnings before income taxes	152,853		130,953
Income tax expense	36,554		28,325

Net earnings from continuing operations	116,299		102,628

Earnings (loss) from discontinued operations, net of tax expense (benefit) of $3,464 and $(317)	10,282		(747)
Gain on sale of discontinued operations, net of tax expense of $54,000	172,642		-
Net earnings (loss) from discontinued operations	182,924		(747)

Net earnings	$299,223		101,881

Diluted - GAAP
Continuing operations	4.49		3.97
Discontinued operations	7.06		(0.03)
Net earnings	$11.55		3.94

Diluted - As Adjusted Basis
Continuing Operations	$6.03	(1)	4.77 (2)

Diluted average common shares O/S:	25,910		25,872

(1)	FY 2025 Adjusted EPS from continuing operations excludes $1.54 per share of after-tax charges consisting of: $0.15 of Corporate acquisition costs, $0.14 of Maritime inventory step-up charges and stamp duties, $0.02 of restructuring charges within the Test and USG segments, and $1.23 of acquisition related amortization.

(2)	FY 2024 Adjusted EPS from continuing operations excludes $0.80 per share of after-tax charges consisting of: $0.09 of debt financing and $0.06 of acquisition costs at Corporate, $0.04 of MPE acquisition backlog and inventory step-up charges, $0.02 of restructuring charges (primarily severance) within the A&D, Test, and USG segments, and $0.59 of acquisition related amortization.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited) - Continuing Operations basis

(Dollars in thousands)

	GAAP		As Adjusted
	Q4 2025	Q4 2024	Q4 2025	Q4 2024
Net Sales
Aerospace & Defense	$170,373	99,264	170,373	99,264
USG	110,211	108,491	110,211	108,491
Test	72,090	65,751	72,090	65,751
Totals	$352,674	273,506	352,674	273,506

EBIT
Aerospace & Defense	$46,893	29,892	48,660	29,922
USG	31,933	28,563	32,019	28,593
Test	12,588	12,015	12,588	12,015
Corporate	(26,718)	(13,868)	(8,852)	(7,912)
Consolidated EBIT	64,696	56,602	84,415	62,618
Less: Interest expense	(5,129)	(6,019)	(5,129)	(2,969)
Less: Income tax expense	(14,713)	(11,285)	(19,248)	(13,370)
Net earnings	$44,854	39,298	60,038	46,279

Note 1: Adjusted net earnings of $60.0 million in Q4 2025 exclude $15.2 million (or $0.59 per share) of after-tax charges consisting of: $0.05 of Maritime inventory step-up charges, $0.01 of restructuring charges (primarily severance) within the USG segment, and $0.53 of acquisition related amortization.

Note 2: Adjusted net earnings of $46.3 million in Q4 2024 exclude $7.0 million (or $0.27 per share) of after-tax charges consisting of: $0.09 of debt financing and $0.03 of acquisition costs at Corporate, and $0.15 of acquisition related amortization.

EBITDA Reconciliation to Net earnings:

			Q4 2025 -	Q4 2024 -
	Q4 2025	Q4 2024	As Adj	As Adj
Consolidated EBITDA	$91,316	69,785	93,328	70,758
Less: Depr & Amort	(26,620)	(13,183)	(8,913)	(8,140)
Consolidated EBIT	64,696	56,602	84,415	62,618
Less: Interest expense	(5,129)	(6,019)	(5,129)	(2,969)
Less: Income tax expense	(14,713)	(11,285)	(19,248)	(13,370)
Net earnings	$44,854	39,298	60,038	46,279

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited) - Continuing Operations basis

(Dollars in thousands)

	GAAP		As Adjusted
	FY 25	FY 24	FY 25	FY 24
Net Sales
Aerospace & Defense	$478,192	340,543	478,192	340,543
USG	379,995	369,061	379,995	369,061
Test	237,201	209,523	237,201	209,523
Totals	$1,095,388	919,127	1,095,388	919,127

EBIT
Aerospace & Defense	$125,139	85,811	129,676	85,983
USG	94,741	85,918	95,159	86,143
Test	34,111	28,628	34,576	29,109
Corporate	(83,636)	(54,157)	(36,994)	(31,338)
Consolidated EBIT	170,355	146,200	222,417	169,897
Less: Interest expense	(17,502)	(15,247)	(17,502)	(12,197)
Less: Income tax	(36,554)	(28,325)	(48,527)	(34,476)
Net earnings	$116,299	102,628	156,388	123,224

Note 1: Adjusted net earnings of $156.4 million in FY 2025 exclude $40.1 million (or $1.54 per share) of after-tax charges consisting of: $0.15 of Corporate acquisition costs, $0.14 of Maritime inventory step-up charges and stamp duties, $0.02 of restructuring charges within the Test and USG segments, and $1.23 of acquisition related amortization.

Note 2: Adjusted net earnings of $123.2 million in FY 2024 exclude $20.6 million (or $0.80 per share) of after-tax charges consisting of: $0.09 of debt financing and $0.06 of acquisition costs at Corporate, $0.04 of MPE acquisition backlog and inventory step-up charges, $0.02 of restructuring charges (primarily severance) in the A&D, Test, and USG segments, and $0.59 of acquisition related amortization.

EBITDA Reconciliation to Net earnings:

			FY 2025 -	FY 2024 -
	FY 25	FY 24	As Adj	As Adj
Consolidated EBITDA	$245,376	198,355	256,303	201,476
Less: Depr & Amort	(75,021)	(52,155)	(33,886)	(31,579)
Consolidated EBIT	170,355	146,200	222,417	169,897
Less: Interest expense	(17,502)	(15,247)	(17,502)	(12,197)
Less: Income tax expense	(36,554)	(28,325)	(48,527)	(34,476)
Net earnings	$116,299	102,628	156,388	123,224

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30, 2025	September 30, 2024
Assets
Cash and cash equivalents	$101,350	65,963
Accounts receivable, net	253,554	222,101
Contract assets	90,730	66,712
Inventories	217,807	195,465
Other current assets	25,065	21,027
Assets from discontinued operations - current	-	97,381
Total current assets	688,506	668,649
Property, plant and equipment, net	172,493	149,251
Intangible assets, net	723,973	403,524
Goodwill	761,931	529,935
Operating lease assets	47,707	37,476
Other assets	15,778	13,791
Assets from discontinued operations - other	-	35,994
	$2,410,388	1,838,620

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	96,534	88,936
Contract liabilities	216,590	80,844
Current income tax payable	62,007	6,251
Other current liabilities	113,017	91,324
Liabilities from discontinued operations - current	-	62,499
Total current liabilities	508,148	349,854
Deferred tax liabilities	112,390	72,623
Non-current operating lease liabilities	44,403	34,810
Other liabilities	38,576	39,273
Long-term debt	166,000	102,000
Liabilities from discontinued operations - other	-	2,710
Shareholders' equity	1,540,871	1,237,350
	$2,410,388	1,838,620

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Year Ended September 30, 2025	Year Ended September 30, 2024
Cash flows from operating activities:
Net earnings	$299,223	101,881
(Earnings) loss from discontinued operations	(182,924)	747
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	75,021	52,155
Stock compensation expense	10,671	8,599
Changes in assets and liabilities	9,381	(33,406)
Effect of deferred taxes	(10,976)	(8,394)
Net cash provided by operating activities - continuing operations	200,396	121,582
Net cash provided by operating activities - discontinued operations	41,543	5,960
Net cash provided by operating activities	241,939	127,542

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(472,006)	(56,383)
Capital expenditures	(36,322)	(28,275)
Additions to capitalized software and other	(15,844)	(11,903)
Net cash used by investing activities - continuing operations	(524,172)	(96,561)
Net cash provided (used) by investing activities - discontinued operations	268,383	(8,078)
Net cash used by investing activities	(255,789)	(104,639)

Cash flows from financing activities:
Proceeds from long-term debt	661,000	217,000
Principal payments on long-term debt and short-term borrowings	(597,000)	(197,000)
Dividends paid	(8,262)	(8,246)
Purchases of common stock into treasury	-	(7,998)
Debt issuance costs	-	(2,988)
Other	(6,197)	(1,541)
Net cash provided by financing activities - continuing operations	49,541	(773)
Net cash used by financing activities - discontinued operations	-	-
Net cash provided by financing activities	49,541	(773)

Effect of exchange rate changes on cash and cash equivalents	(304)	1,967

Net increase in cash and cash equivalents	35,387	24,097
Cash and cash equivalents, beginning of period	65,963	41,866
Cash and cash equivalents, end of period	$101,350	65,963

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited) - Continuing Operations Basis

(Dollars in thousands)

Backlog And Entered Orders - Q4 2025	A&D	USG	Test	Total
Beginning Backlog - 7/1/25	$831,521	137,441	196,460	1,165,422
Entered Orders	141,854	116,230	62,805	320,889
Sales	(170,373)	(110,211)	(72,090)	(352,674)
Ending Backlog - 9/30/25	$803,002	143,460	187,175	1,133,637

Backlog And Entered Orders - FY 2025	A&D	USG	Test	Total
Beginning Backlog - 10/1/24	$385,601	119,943	158,644	664,188
Entered Orders	895,593	403,512	265,732	1,564,837
Sales	(478,192)	(379,995)	(237,201)	(1,095,388)
Ending Backlog - 9/30/25	$803,002	143,460	187,175	1,133,637

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q4 2025
EPS Continuing Operations– GAAP Basis – Q4 2025	$1.73
Adjustments (defined below)	0.59
EPS Continuing Operations– As Adjusted Basis – Q4 2025	$2.32

Adjustments exclude $0.59 per share consisting primarily of: $0.05 of Maritime inventory step-up charges. $0.01 of restructuring charges within the USG segment and $0.53 of acquisition related amortization.

EPS – Adjusted Basis Reconciliation – Q4 2024
EPS Continuing Operations– GAAP Basis – Q4 2024	$1.52
Adjustments (defined below)	0.27
EPS Continuing Operations– As Adjusted Basis – Q4 2024	$1.79

Adjustments exclude $0.27 per share consisting primarily of: $0.09 of debt financing and $0.03 of acquisition costs at Corporate, and $0.15 of acquisition related amortization.

EPS – Adjusted Basis Reconciliation – FY 2025
EPS Continuing Operations– GAAP Basis – FY 2025	$4.49
Adjustments (defined below)	1.54
EPS Continuing Operations – As Adjusted Basis – FY 2025	$6.03

Adjustments exclude $1.54 per share consisting primarily of: $0.15 of Corporate acquisition costs, $0.14 of Maritime inventory step-up charges and stamp duties, $0.02 of restructuring charges within the Test and USG segments, and $1.23 of acquisition related amortization.

EPS – Adjusted Basis Reconciliation – FY 2024
EPS Continuing Operations – GAAP Basis – FY 2024	$3.97
Adjustments (defined below)	0.80
EPS Continuing Operations – As Adjusted Basis – FY 2024	$4.77

Adjustments exclude $0.80 per share consisting primarily of: $0.09 of debt financing and $0.06 of acquisition costs at Corporate, $0.04 of MPE acquisition backlog and inventory step-up charges, $0.02 of restructuring charges within the Test, A&D and USG segments and $0.59 of acquisition related amortization.